DISTRIBUTORSHIP AGREEMENT

This agreement made as of the 28th day of Dec. 1995, by and between TRB Systems Inc., having its principal offices at 354 Eisenhower Parkway, Livingston, New Jersey (hereinafter called "TRB") and Mr. Kishor M. and Gira K. Dattani with their address at 25401 Classic Rd. Mission Viejo, CA 92691 hereinafter called DISTRIBUTOR).

The parties acknowledge that TRB owns or controls patents, trademarks, tradenames and known-how relating to bicycles with variable speed lever action drive and their manufacture in a variety of lines of lever drive bicycles utilizing proprietary designs, such items hereinafter known as the "Products" or "Bicycles". The parties further acknowledge that the DISTRIBUTOR will be a part of a distribution system selling the Products, and that a quality uniform program for the Product, including sales procedures, and other business practices are necessary for the development of the persons involved in the distribution and sales for development of the Product. The DISTRIBUTOR acknowledges that a failure of performance on its part might damage the total good will and development of the Product.

In consideration of the foregoing, and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto mutually agree as follows:

ARTICLE ONE - PRODUCTS AND PRODUCTS BY APPOINTMENT
1.01 PRODUCTS: The products covered in this Agreement are all bicycle, bicycle related and accessory products marketed by TRB, now and hereafter, all products that TRB has and will develop in the future.

1.02 NATURE OF APPOINTMENT: The appointment of the DISTRIBUTOR shall be exclusive as to the right to make sales of the Product of any type in his Territory, subject to the right of TRB to make sales in the Territory as follows:

a.	Sales made by TRB to Dealers or Customers for delivery in the
Territory shall obligate TRB to pay the DISTRIBUTOR (if the DISTRIBUTOR is not in default) an amount equal to the difference between the Product Unit Price and the amount charged by TRB as the product Unit Price to the Customer (i.e. the invoice amount less Service Cost and Taxes) except infomercial sales by TRB. It is the intention that in such a situation the DISTRIBUTOR will receive the same net profit as if he had actually sold the Product himself except infomercial sales by TRB.

b.	If TRB makes a sale in the Territory for delivery outside of the
Territory there shall be no compensation due the DISTRIBUTOR.

c.	In the event notice of termination is given to the DISTRIBUTOR pursuant to the terms hereinafter provided, TRB or its agent may sell any of the Product within the Territory without any financial obligation to make payment to the DISTRIBUTOR after termination.


1.03 TERRITORY: The territory included in this Agreement will be those geographic areas specified in Exhibit I.

ARTICLE TWO - PERFORMANCE

2.01 DISTRUBUTOR COMMITMENT: DISTRIBUTOR agrees to use its best efforts to develop and expand the market for the Products within the Territory and is required to purchase a minimum number of units of the product which shall he sold only in the Territory during each twelve month period during the term of this Agreement, as specified in Exhibit II.

2.02 DISTRIBUTOR PERFORMANCE REQUIREMENTS: The DISTRIBUTOR agrees to meet or exceed the "Minimums" established in Exhibit II for the number of units sold on a quarterly and yearly basis for the term of this Agreement. These "minimum" requirements are computed by TRB based on current statistical market data on the U.S.A. domestic bicycle market.

Failure to meet these requirements may he construed by TRB as a breach by the DISTRIBUTOR of a material part of this Agreement and result in one or more of the following:

(a) The DISTRIBUTOR may lose all its rights and privileges under this Agreement (see Termination, article 8.01).
(b) The DISTRIBUTOR, may lose its "exclusivity" to the territory and all its rights and privileges under this Agreement as a result of this exclusivity.
(c) The DISTRIBUTOR may he required to pay in full and in advance a "security" deposit equal to as much as 25% of the total cost to the DISTRIBUTOR for the yearly minimum number of units established in
       Exhibit II. This deposit will he used by TRB to partially offset any balance due the company if the minimum is not met.
(d) The DISTRIBUTOR may he required to apply in full up to 100% of the "unsold" minimum units established in Exhibit II on a quarterly basis.

2.03 PLAN OF DEVELOPMENT: Simultaneously with the execution of this Agreement, and with 120 days advanced notice each year thereafter, the DISTRIBUTOR agrees to prepare and deliver to TRB a proposed sales forecast by quarter for the twelve month period which sets forth an estimate of a number of units of the Products which will be sold in each area of the Territory.

Such sales forecast shall he used by the parties to determine the number of units that will be ordered by the DISTRIBUTOR for such period. Contrary wording not withstanding, TRB will not he obligated to provide more units than expressed by the projection for the time periods shown. It is acknowledged that in the event the DISTRIBUTOR orders substantially less of the Product than shown by the projected sales, TRB may consider it a substantial breach of this agreement.
In the event TRB fails to provide the "minimum" established in
Exhibit II, then the DISTRIBUTOR shall not he in breach if the minimum requirements are not met.

ARTICLE THREE- TERM OF AGREEMENT

3.01 TERM: The appointment of the DISTRIBUTOR under this agreement shall be effective on the date first written above, and shall continue for a period of three years unless previously terminated. This Agreement shall be renewable at the option of the DISTRIBUTOR for another three year period provided the DISTRIBUTOR has met all the requirements of the Agreement. Thereafter this Agreement shall remain in force from year to year unless either party shall give the other written notice of termination for cause, of at least 90 days or unless either party breaches any material term of this Agreement.

3.02 SURRENDER OF DISTRIBUTORSHIP: The first year of business is the time period starting from the first date TRB launches the products by infomercial or delivery of samples, brochures to distributor whichever is earlier.

During the period of the first year of business the distributor reserves t he right to surrender the distributorship to TRB, in return TRB agrees to unconditionally refund entire sum of payment paid by the distributor towards distributorship.

3.03 PAYMENT FOR DISTRIBUTORSHIP: Total price of distributorship of the County of Orange, California is U.S. $100,000 (one hundred thousand dollars).

Terms of payment is as follows:

$40,000  First installment upon execution of agreement.

$30,000  Second installment within 180 days of the first installment.

$40,000 Third installment within 120 days of the second installment. This payment includes the $10,000 for samples inventory and brochures.



ARTICLE FOUR - SALE AND PROMOTION OF PRODUCT

4.01 SUPPLY OF PRODUCTS: Subject to the terms of this Agreement, TRB agrees to hold available and ship pursuant to DISTRIBUTOR'S purchase orders as confirmed by TRB during the term of this Agreement, a sufficient quantity of the Products to meet the DISTRIBUTOR'S requirements for the distribution and resale thereof as specified in Exhibit II; provided, however, that in the event that TRB is unable to fill any orders, or any part thereof, within normal delivery dates because of strikes, walkouts, riots, civil insurrection, interruption of service of usual shipping media, inability to obtain materials or interruption of manufacturing processes within the plant due to the destruction of, or damage to, TRB's facilities or the facilities of any manufacturer from whom TRB subcontracts, or in the event of unexpectedly heavy orders from the DISTRIBUTOR, or others, or should TRB be unable to fill the order for any other reason, then TRB shall be relieved of such obligation, subject to its good faith efforts to complete the said orders as soon as is reasonable. It is expressly agreed that TRB shall not be obligated to ship any orders if the DISTRIBUTOR is in default, or if notice of termination of this Distributorship for cause, has been given.

4.02 SAMPLES: TRB agrees to supply, at the DISTRIBUTOR'S expense, samples of the Product in such quantity that the DISTRIBUTOR might reasonably request to supply its own needs. TRB also agreed from time to time to supplement such samples of Products.

4.03 MODELS AND SPECIFICATION: TRB agrees to advise the DISTRIBUTOR at least 60 days prior to the discontinuance or substantial modification of any specific design, specification and/or model, but it is expressly understood that TRB shall have no liability under any circumstances for any damages resulting from the discontinuance or modification of any Products.

4.04 PRICES: The word price, as used herein, shall be made up of two factors. First shall be the Product Unit Price, which shall be the amount charged for the Bicycles or Products themselves. This shall be as set forth on Exhibit II, attached. The second part shall be the Service Fee which will be made up of shipping costs, charges for other such expenses as TRB may have to pay or become obligated for as a result of the DISTRIBUTOR'S order. The amount of the Service Fees will be negotiated in good faith. The total of the two items will represent the price. TRB reserves the right to thereafter alter or change the total price, but agrees that the Product Unit Price will be consistent with the Product Unit Prices charged other Distributors of similar quantity on similar terms. TRB agrees to notify the DISTRIBUTOR thirty
(30) days in advance of any price change.

4.05 TERMS OF PAYMENT: Payment for good ordered by the DISTRIBUTOR shallbe a confirmed irrevocable letter of credit, confirmed by a TRB designated U.S. prime bank, payable upon presentation of documents (at sight L/C) or other advanced payments acceptable to TRB. The letters of credit shall be delivered with the orders.

4.06 SALES: The DISTRIBUTOR will actively solicit business and promote the sales of TRB's Products within the Territory and provide the needed personnel and facilities to accomplish this purpose. The DISTRIBUTOR will be obligated to set up a Dealer Network to adequately serve his Territory. Sales of the

Products within the Territory may be made in the DISTRIBUTOR'S name but in any event, the DISTRIBUTOR shall be solely responsible for all sales costs and handling charges incident to such sales. The DISTRIBUTOR shall mall to TRB a copy of all Sub-distributor and Dealer Agreements with the DISTRIBUTOR as soon as the same date that they are signed. All such agreements must be in writing and get approval from TRB.

4.07 PROMOTIONAL MATERIALS: The DISTRIBUTOR agrees to submit to TRB copies of all promotional materials to be used by the DISTRIBUTOR in connection with the resale of the Product in advance for approval by TRB. TRB shall also supply DISTRIBUTOR promotional materials with TRB actual cost.

ARTICLE FIVE - INFRINGEMENT AND TRADEMARKS


5.01 TRADEMARKS: The DISTRIBUTOR hereby acknowledges that TRB is the owner of certain trademarks and patents and agrees that it shall not, directly or indirectly, use such trademarks, or any marks confusingly similar thereto, without prior written consent of TRB, except in connection with the promotion, marketing and sales of the Products.


5.02 PRODUCT REGISTRATION: The DISTRIBUTOR shall promptly notify TRB of any and all infringements of TRB's trademarks and patents of the Product in the Territory that may assist TRB in taking such action against the infringements as TRB in its discretion may decide, all expenses and costs incident thereto being paid by TRB.

5.03 TITLE TO TRADEMARKS: The DISTRIBUTOR shall refrain from any act or acts that may prejudice the validity of the title of TRB to the trademarks. Upon termination of the Agreement, the DISTRIBUTOR will not use at any time any bicycle, bicycle parts or any product or service, of TRB or Trademarks, Tradenames or labels bearing any resemblance to the Trademarks, Tradenames or Labels of TRB.

5.04 LABELS: All labels and promotional materials used by Distributor shall be submitted to and approved by TRB prior to use. Such approval will not be unreasonably withheld or delayed. All labels shall have to meet the legal requirements of the Territory.

5.05 TRB warrants that it has legal title to the products and is authorized to sell such products to DISTRIBUTORS.


ARTICIE SIX - PRODUCT IMPROVEMENT AND CONFIDENTIALITY

6.01 IMPROVEMENTS: The DISTIUBUTOR shall require each of his employees, affiliates and or sub-distributors having access to technical information and data relating to the Products or component parts thereof to enter into an agreement with the DISTRIBUTOR (attached as Exhibit IV) whereby such employees, affiliates and or sub-distributors agree to assign to the DISTRIBUTOR the entire right, tide and interest in and to any and all inventions relating to the Products, or relating to or useful in the manufacture thereof, made by him whether during or within three years after the course of his employment of engagement with the DISTRIBUTOR.
The DISTRIBUTOR shall promptly assign to TRB any invention or claim in any patent or patent application covering the Products or any component part thereof owned by TRB which is made or acquired by the DISTRIBUTOR, its affiliates, employees or sub-distributors during the term of this Agreement. TRB shall have the exclusive right and option to file and perfect any and all patent applications embodying or arising out of such invention or claim, in the Territory and elsewhere, in the name of TRB and to that end shall have the right to receive and/or inspect all drawings, plans, models, specifications and work sheets relating thereto and to interview any and all of the DISTRIBUTOR'S employees or affiliates having knowledge thereof.

6.02 CONFIDENTIALITY MEASURES: DISTRIBUTOR and its affiliates (or its consultant) shall hold all proprietary information disclosed to it under this Agreement in confidence at all times during and for three years after the term of this Agreement and each party shall require each of its employees and affiliates (or its consultant) having access to know-how relating to the Product or component parts thereof to enter into an Agreement (Exhibit IV) whereby each individual agrees to hold such proprietary information in confidence at all times, and agrees not to compete with TRB or the DISTRIBUTOR either during their employment or engagement and for a three year period thereafter.
Other measures to be taken by the

DISTRIBUTOR to hold proprietary information in confidence shall be subject to the review and approval of TRB. TRB shall have the specific right, in the event of a violation or breach of this Section 6.02 by any of the DISTRIBUTOR'S employees and/or affiliates (or its consultant) to enforce the provisions of this Section; and to commence an action with respect thereto, in the DISTRIBUTOR'S name and stead, if the DISTRIBUTOR for any reason elects not to enforce such provision.

ARTICLE SEVEN - PRODUCT WARRANTIES

7.01	PRODUCT WARRANTY: TRB does not guarantee the sales of the Product in the Territory and shall not accept any returns thereof except under the following conditions:

(a)	The DISTRIBUTOR shall notify 'I'RB in writing of any alleged defects rendering Product unsaleable not later than 45 days from date of discovery of the defect or from date when such defect should have reasonable been discovered whichever is earlier, provided that in the DISTRIBUTOR'S judgment the defect resulted from Company's processing or packaging of the Product and not from mishandling in transport from the Company's FOB point.

b)	With TRB'S approval and at TRB's cost, the DISTRIBUTOR shall promptly send TRB either one alleged defective unit or all the alleged defective units and, or some other type of obvious evidence of deficiency that TRB can examine and determine the DISTRIBUTOR'S complaint.
If the product is determined to be defective, TRB shall either replace the Product found to be defective with the same quantity of Product in good, saleable condition or supply replacement parts at a mutually agreed upon cost to be borne by TRB, or issue a credit to the DISTRIBUTOR for the invoice amount, within 60 days of receipt of evidence of defect. Also, TRB reserves the right of requiring that the DISTRIBUTOR return to TRB all of the unsaleable Products at TRB's expense as more fully described in paragraph 8.01.

THIS WARRANTY SHALL BE IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR
IMPLIED AND TRB MAKES NO WARRANTY OF FITNESS FOR A PARTICULAR
PURPOSE OR MERCHANTABILITY AND IN NO EVENT SHALL BE LIABLE FOR
SPECIAL OR CONSEQUENTIAL DAMAGES.

The provisions of the TRB Limited Warranty are attached as Exhibit V, and incorporated in this agreement.

ARTICLE ElGHT - TERMINATION

8.01	TERMINATlON:  This Agreement may be terminated by the written notice of TRB should the DISTRIBUTOR cease to function as an ongoing concern or to conduct its operation in normal course of business as a DISTRIBUTOR without any proper reason, or should the DISTRIBUTOR breach any material part of this Agreement, provided DISTRIBUTOR has not cured said breach within 30 days of TRB sending written notice to DISTRIBUTOR by express mail or other form of "next day" delivery specifying the nature of the breach, the action required to cure the breach and that distributor has 30 days from the sending of said written notice to cure the breach. The termination of this Agreement due to a breach does not relieve either party of any claims at law which a party may have as result of such breach.

8.02	Upon the termination or expiration of this Agreement, as
provided herein, the DISTRIBUTOR shall cease all use of the name, trademarks and labels of TRB. on termination, the DISTRlBUTOR's customers, dealers and sub-distributors will become TRB's customers, dealers and sub-distributors; and that "TRB" will automatically be subrogated in place of DISTRIBUTOR in sub-distributor agreement, as filed with TRB as provided in paragraph 4.06. Such substitution and subordination shall exclude any liability of the DISTRIBUTOR to such dealers or sub-distributors, which liability arose out of conduct prior to the effective date of such termination or subrogation.

8.03	In the event of termination the DISTRIBUTOR will supply an
inventory of parts (including catalog numbers) of Bicycles and product, to TRB within 15 days of such termination. TRB shall have 15 days thereafter to notify the DISTRIBUTOR, which (if any) of such items it will purchase. TRB may arrange to have a shipper or agent pick up such material within 20 days thereafter. Payment will be due the DISTRIBUTOR 20 days after such pick up. In the event that any of the items previously purchased are not in their original unopened containers of if they are in any way damaged, scratched or otherwise not in condition to he immediately resold as new inventory, then may deduct from the sums due the invoice price of such items or the difference between the actual value of the items at such time and the invoice value, whichever be the lower.

ARTICLE NINE - SERVICE

9.01 RESPONSIBILITY OF DISTRIBUTOR: The DISTRIBUTOR shall at all times maintain a staff of adequately trained personnel to properly maintain the mechanical integrity of the Product, service the Product when necessary and to train service personnel in the DISTRIBUTOR's distribution chain. The DISTRIBUTOR shall provide literature and maintain in adequate supply of parts to properly support the sale and service of the Products and shall conform to the sales and service policies of TRB and DISTRIBUTOR shall provide TRB with service reports on a quarterly basis, such reports shall be on a form provided by TRB and shall specify models requiring service during the period, type of service, parts found defective, reason service was required, date service was required, date service was performed, product serial number, and name and address of customer.
The DISTRIBITOR will be obligated to enforce, for the benefit of all Dealer standard operational procedures and Dealer and Sub-Distributor Agreements. All such agreements will reserve the right of TRB to inspect the Dealer premises during regular business hours.
The DISTRIBUTOR will be responsible for answering customer and dealer complaints, to make reasonable investigations, and where appropriate to file reports thereof with TRB. The DISTRIBUTOR will establish and enforce procedure to make sure its Dealers are adequately recording to customer needs, complaints, and warranty work.
The DISTRIBUTOR will also file and maintain an up-to-do list of all retail outlets and service facilities for the TRB Bicycle within their Territory, together with such consents as may be necessary so that TRB may use the same in its advertising.


The DISTRIBUTOR will cooperate in any product liability claim by keeping full and accurate repair records, making reasonable investigations of claim product defects, cooperating with TRB and its insurance carriers, making a full disclosure to TRB and making available its records and employees in the event of an investigation of claim and otherwise reasonably aiding TRB in the defense of any product liability claims.

ARTICLE TEN - MISCELLANEOUS

10.01	ASSIGNMENT AND SUBLICENSING: The DISTRIBUTOR may not assign or transfer this Agreement or any rights granted hereunder without the written consent of, which consents shall not be unreasonable withheld. However, it is contemplated under the terms of this Agreement that the DISTRIBUTOR shall have the right to sell the products to TRB approved sub-distributors and retail bicycle dealers within the DISTRIBUTOR's territory.

10.02	INDEMNIFICATION AGREEMENT: The DISTRIBUTOR agrees to indemnify and hold TRB harmless against any and all claims, losses, damages, or expenses, including reasonable attorney's fees incurred by TRB, which result from or arise out of any unauthorized representation, warranty or guarantee made in connection with the sale, resale or other disposition of the Products by the DISTRIBUTOR.
The DISTRIBUTOR shall carry product liability insurance in the limits of $1,000,000.00, naming TRB as its interest may appear.
The DISTRIBUTOR shall deposit true copies of such insurance, together with proof of payment of the premiums with TRB. In the event of a default by the DISTRIBUTOR, TRB may give the DISTRIBUTOR 10 days notice to place such insurance and deliver such policy. If it fails to do so TRB may apply as the DISTRIBUTOR's agent, for such insurance and the DISTRIBUTOR shall pay to TRB the premium due thereby, within 5 days of service of notice and demand, or in the alternative TRB may treat failure to proceed such insurance as a termination of the DISTRIBUTOR's rights under this agreement.

10.03 NO AGENCY: Nothing contained in this Agreement shall be construed so far as to make either the DISTRIBUTOR or TRB the agent or partner to the other, it being the intention of the parties that the DISTRIBUTOR will act as an independent contractor.

10.04 ENTIRE AGREEMENT: This Agreement sets forth the entire Agreement between the parties as to the subject mater hereof and merges all prior discussions and writing between them. This Agreement may only be amended by a writing signed by all parties hereto.

10.05 GOVERNING LAW: This Agreement shall be deemed executed in and construed in accordance with the laws of the State of New Jersey, United States of America.

10.06 NOTICES: Any notices or demand required by this Agreement shall be in writing and delivered personally or mailed by certified or registered mail, return receipt requested to the party entitled to such notice or demand at the address set forth in this Agreement or such other address as such party may notify the other in writing.
Such notice shall be deemed given on the earlier of receipt of five days after posting.

10.07 The rights and benefits of this agreement shall accrue to the DISTRIBUTOR and to TRB and to no other parties. It is the intention that the execution of this agreement will create no third party beneficiary rights or any other rights in any other party.

10.08 NO IMPLIED RIGHT: Nothing in this Agreement shall be construed as conferring any right by implication, estoppel or under any patent, patent applications or Trademarks, except as herein expressly provided.

10.09 SEVERABILTY: Should any provision of this Agreement or the application thereof, to any extent, be held invalid or unenforceable, the remainder of this Agreement and the application thereof shall not be affected thereby and shall continue valid and enforceable to the fullest extent permitted by law or equity.

10.10 ARBITRATION: In the event of a dispute of any kind or nature arising under this agreement or the performance thereof, the party claiming the dispute shall notify the other, by cable or by the next day delivery service such as Express Mail, FEDEX, Airborne, UPS, and etc. of the full details of the claim or dispute. In the event the parties cannot settle the same within fifteen (15) days thereafter, either party may demand arbitration. In the event of arbitration, the arbitration will be conducted under the rules of the American
Arbitration Association of Essex County, New Jersey. Each party agrees that the decision of the arbitrator will be binding and that there will be no independent right to bring legal proceeding, except the right to bring an action upon the arbitrator's award. The cost of arbitration will be split equally between the parties and the arbitrator will have the right to demand that a bond or deposit be posted to cover the same. In the event that either party refuses or fails to cooperate with the arbitration, the arbitrator shall proceed based upon such information as the arbitrator may have, and his judgment shall be binding as stated herein. The Agreement will be interpreted under New Jersey State law and deemed executed there.

10.11 All terms used herein shall have meaning defined in the State of New Jersey Chamber of Commerce publication "The Rules for New Jersey State "Interpretation of Trade Terms."

10.12 The parties expressly agree that TRB will not be deemed doing business in any jurisdiction other than New Jersey State, and nothing in this agreement will be deemed to contravene that intention. Parties acknowledge that the DISTRIBUTOR will have an ongoing relationship and be part of a uniform sales procedure operating on a nationwide basis. Parties acknowledge this agreement was negotiated and executed in New Jersey, it shall only be enforceable in the courts of that state.
In addition they acknowledge that all payments called for hereunder will be made in U.S. Dollars in New Jersey, United States of America.


IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date or dates hereinabove set forth.

DISTRIBUTOR			TRB SYSTEMS INC.

By: /s/ Kishor Dattani /s/      By: /s/ Byung Yim /s/

    Mr. Kishor Dattani              Mr. Byung Yim, President


Witnessed:                       Witnessed:
By: /s/ Janak N. Shah /s/                By: /s/ Janak N. Shah /s/
    Mr. Janak N. Shah                        Mr. Janak N. Shah



                                EXHIBIT I

        Territory : The Orange County of The State of California



                                EXHIBIT II



YEARLY MINIMUM UNIT QUANTITIES REQUIRED: Subject to be reviewed after three months after TRB launches products by infomercial or delivery of samples and brochures whichever is first.



Year 1 :               1,500 TRB Bicycles

Year 2 :               3,000 TRB Bicycles

Year 3 and thereafter: 5,000 TRB bicycles



                                EXHIBIT III

                            DISTRIBUTOR PRICES


MODEL NO.				F.O.B. TRB's warehouse in U.S.A.




These prices are for 1996 models only

         And above prices are subject to currency fluctuation



                                APPENDIX IV



                CONFIDENTIALITY AGREEMENT- PROPRIETARY INFORMATION

                PRODUCT IMPROVEMENT AND CONFEDENTIALITY AGREEMENT



Gentlemen:

The following confirms an agreement between me and hereinafter referred to as "Distributor" which is a material part of the consideration for my employment or affiliation with Distributor:

1. I recognize that the distributor has entered into an agreement with TRB SYSTEMS, hereinafter referred to as the "Company", which Company is engaged in a continuous program of research, development and production respecting its products, patents and know-how, hereinafter referred to as "Proprietary Information".

2. I understand that my employment or affiliation with Distributor creates a relationship of confidence and trust between me and the Distributor with respect to any Proprietary Information.

3. In consideration of my employment or affiliation with the Distributor from time to time, I hereby agree as follows:

(a) I understand and agree that I have no rights in any Proprietary Information of the Company or the Distributor. At all times, both during my employment or affiliation with the years, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Distributor and the Company, except as may be necessary in the ordinary course of performing my duties with the Distributor. I will at all times fully and accurately document any Proprietary Information or Inventions (as hereinafter defined) developed by me so that at all times the Distributor shall have in its possession descriptions and directions with respect thereto that will enable the Distributor and its assigns to utilize such Proprietary Information and Inventions to their full benefit.

(b) All documents, records, apparatus, equipment and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Distributor or produced by myself or others in connection with my employment or affiliation shall be and remain the sole property of the Distributor or its assigns and shall be returned to it immediately as and when requested by the Distributor. Even if the Distributor does not so request, I shall return and deliver all such property upon termination of my employment or affiliation by me or by the Distributor for any reason and I will not take with me any such property or any reproduction of such termination. I will keep all information relating to the Proprietary


Information confidential during my employment or affiliation and for three years thereafter.


(c) I will promptly disclose to the Distributor or any persons designated by it, all improvements, inventions, ideas, formulas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others during the term of


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my employment or affiliation (all said improvements inventions, formulas, processes, techniques, how-how and data shall be hereinafter collectively called "Inventions").

(d) I agree that all Inventions which I developed in whole or in part, either alone or jointly with others utilizing equipment, supplies, facilities or Proprietary Information of the Distributor or its assigns or during my period of employment or affiliation with the Distributor shall be the sole property of the Distributor and its assigns, and the Distributor and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Distributor and its assigns any rights I may have or acquire in such Inventions. I further agree as to all such Inventions to assist the Distributor and its assigns in every proper way (but shall not bear the expenses involved) to obtain and from time to time enforce patents on said Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Distributor or its assigns may desire, together with any assignments thereof to the Distributor or person designated by it.

My obligations to assist the Distributor or its assigns in obtaining of and enforcing patents for such Inventions in any and all countries shall continue beyond the termination of my employment or affiliation for a period of three years, but the Distributor or its assigns shall compensate me at a reasonable rate after such termination for time actually spent by me on such assistance.

In the event that the Distributor is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent applications with respect to such an Invention (including renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocable designate and appoint the Distributor and its duly authorized officers and agents, to its assigns, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

(e)	I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence any proprietary information acquired by me in confidence any proprietary information acquired by me in confidence or in trust prior to my employment or affiliation with the Distributor. I have not entered into, and agree
I will not enter into any agreement either written or oral in conflict with the obligations set for in this Agreement.

(f) I represent that I did not learn during my prior employment of affiliation any ideas or information which the Distributor indicated were considered confidential and proprietary or which were disclosed to me in a manner which should have made me realize they were so considered.


If I cannot make the representation provided in (f) I approve, I will check the following box:

()	I cannot make the representation in paragraph (f) above.

If I checked the above box, I hereby represent that I will not make use of any such confidence and proprietary information or ideas during my employment or affiliation with the Distributor unless such information or ideas during my employment by the Distributor are or become publicly available for reasons other than actions on my part.

4.	This Agreement shall be effective as of the first day of my
employment or affiliation with the Distributor.

5.	This Agreement shall be binding upon me, my heirs, executors, assigns, and administrators and shall insure to the benefit of the Company, its successors and assigns.

Date this 28 day of December, 1995

Accepted and Agreed to:


/s/ Kishor M. Dattani /s/
    Kishor M. Dattani



wp\10006\disagree

                                APPENDIX V

                        TRB TRANSBAR-POWER BICYCIE


TRB SYSTEMS INC. (TRB) warrants its bicycle to be free of any defects in workmanship or material under normal use (excluding organized competitive events, stunt riding, bicycle motocross or any similar activities) as expressly provided under this warranty.

Each TRB Bicycle will be fully assembled by the selling Authorized
TRB Dealer at the time of purchase. Your TRB Dealer will provide a free checkup within 30 days of the date of original purchase. This checkup does not entitle the purchaser to rights other than those otherwise granted by the terms of this warranty.

TRB warrants the replacement of any frame or fork due to defects and/or workmanship. This warranty shall remain in effect for the duration of the original ownership.

All other components are warranted against failure or defects arising from normal use for l year from the date of purchase. (Tires, Tubes, Brake Shoes and ales are excluded from this warranty.)

All warranty claims should be presented through the-dealer from whom the bicycle was purchased or to any other authorized TRB dealer. Shipping and labor charges are not included in this warranty.

NOTICE: This warranty does not cover deterioration, damage, failure due to normal wear and tear, exposure, mis-use, abuse, alteration, negligence, improper assembly, improper maintenance or defects or damage caused by improper repair or by the installation of parts other than genuine TRB parts or equivalents.

TRB's obligation under this warranty is in lieu of all other warranties express or implied, including the implied warranty of fitness of particular purpose and merchantability. In no event shall TRB be liable to the purchaser of its bicycles or to third parties for incidental or consequential damage including but not limited to personal injury.

TRB does not assume or authorize any person to assume on its behalf any other obligation other than those included in this warranty.

TRB SYSTEMS INC. - CUSTOMER SERVICE DIVISION
354 EISENHOWER PARKWAY, LIVINGSTON, NEW JERSEY 07039


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